Exhibit 99.1

DREW INDUSTRIES REPORTS FIRST QUARTER RESULTS

White Plains, New York - April 30, 2007 - Drew Industries Incorporated (NYSE: DW) today reported its operating results for the first quarter ended March 31, 2007.

Drew, a leading supplier of components for recreational vehicles (RV) and manufactured homes, reported net income of $9.6 million, or $0.44 per diluted share, for the 2007 first quarter, a 6 percent decrease from net income of $10.2 million, or $0.47 per diluted share, for the 2006 first quarter.

Net sales in the first quarter of 2007 declined 17 percent to $173 million from net sales of $208 million in last year’s first quarter. The decline in net sales is the result of the absence of $20 million of hurricane-related sales that occurred in the 2006 first quarter (which accounted for approximately $0.09 per diluted share), and a downturn in both the RV and manufactured housing markets. Excluding the impact of the 2006 hurricane-related business, recent acquisitions and price increases, Drew’s first quarter year-over-year organic sales decline was $31 million, or 17 percent.

“Despite the current industry weakness and the resulting decline in our 2007 first quarter operating results, we believe our long-term strategy of organic growth, new product introductions, acquisitions and operational efficiencies will yield positive results and permit us to continue to outperform the industries we serve,” said Leigh J. Abrams, Drew’s President and CEO.

Drew’s results in the first quarter of 2007 benefited from savings related to the previously announced cost-cutting program. “In addition to the cost-cutting measures, our operating management has implemented improvements in both production and importing,” said Abrams. “Our success at increasing efficiencies and cutting costs is an affirmation of our ability to operate profitably in either up or down markets. This is borne out by the continued profitability of our manufactured housing segment over the past eight years throughout the 70 percent decline in industry production.”

Abrams also noted, “We continue to face profit pressure as raw material costs remain highly volatile. After a brief reprieve late last year, costs of raw materials, such as steel and aluminum, have resumed their upward direction, increasing throughout the first quarter of 2007, which will impact cost of sales over the coming quarters. We are currently attempting to obtain price increases from customers, albeit without margin, to help offset these cost increases.”

Exhibit 99.1
Because of the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are usually the weakest, while second and third quarter results are traditionally stronger. Hurricane-related sales during the 2006 first quarter offset a large part of this traditional seasonality.

Recreational Vehicle Products Segment
Drew’s RV segment supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products, electric stabilizer jacks, and suspension systems for RVs, as well as specialty trailers for hauling equipment, boats, personal watercraft and snowmobiles.

Approximately 90 percent of Drew’s RV segment sales are components for towable RVs. In the first quarter of 2007, Drew’s RV segment represented 75 percent of consolidated net sales, and 85 percent of total segment operating profit.

“Retail sales of towable RVs began to decline in the summer of 2006, caused by a combination of factors, including rapidly increasing fuel prices, higher interest rates and continued conflict in the Middle East which threatened fuel supplies,” said Abrams. “In response to reduced retail demand and the resulting high dealer inventory levels, dealers reduced their orders for new RVs.

“Consequently retail sales over the last eight months, while below prior year levels, have significantly exceeded wholesale shipments to dealers. For the 2007 first quarter, the RVIA reported that industry-wide wholesale shipments of travel trailers and fifth wheel RVs had declined 18 percent, while retail shipments declined approximately 8 percent through February 2007, the last month for which information is available.

“As a result, recent dealer surveys indicate inventories of towable RVs, although still higher than dealers prefer, have declined. With fewer towable RVs on their lots, dealers should be in a better position to increase their orders in response to any improvement in retail demand, which we hope to see in the coming weeks as the spring selling season continues.”

Drew’s RV segment reported sales of $129 million in the 2007 first quarter, a decrease of 14 percent from the $149 million of sales reported in the comparable period in 2006. The 2006 first quarter included approximately $17 million of hurricane-related sales, accounting for most of the quarterly sales decline in this segment in the 2007 first quarter.

Despite the decline in sales, Drew’s RV segment operating profit for the quarter increased 17 percent to $15.9 million, or 12.3 percent of segment sales, compared to the 9.1 percent operating margin reported in the first quarter of 2006. First quarter 2007 results of this segment benefited from the previously noted cost-cutting measures and production and importing improvements.

Exhibit 99.1

Through acquisitions, market share gains and new product introductions, Drew has consistently been able to outperform the RV industry. New product introductions since 2004, as well as recent accretive acquisitions, have expanded Drew’s product line by adding slide-out mechanisms and leveling devices for motorhomes, axles for towable RVs and specialty trailers, and entry steps, bed lifts, bath products, exterior parts and suspension systems, primarily for towable RVs. Drew estimates the market potential of these products exceeds $700 million.

Despite the slow-down in the RV industry, Drew’s sales of these new products were running at an annualized sales rate of more than $110 million in the first quarter of 2007, a 29 percent increase compared to the same period last year. However, Drew’s initial profitability on certain of these new products is lower than for its more established products.

“While our operating management has been able to improve margins on these new products through better production efficiencies and lower component costs this year, the margins on some new products are not yet satisfactory,” said Abrams. “We will continue to take steps to further improve these margins in 2007.”

Drew’s June 2006 acquisition of Happijac, a manufacturer of bed lifts for toy hauler RVs, as well as other RV products, and its January 2007 acquisition of Trailair and Equa-Flex, which manufacture primarily RV suspension systems, have been accretive to earnings.

“We have been extremely pleased with the results of these acquisitions,” said Jason Lippert, the President and CEO of Lippert Components. “These new products have been great additions to our product lines, and very well accepted in the marketplace. Despite the RV industry slow down, sales of these products have increased significantly since we made these acquisitions.”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry. Drew’s manufactured housing segment accounted for approximately 25 percent of consolidated net sales and 15 percent of total segment operating profit in the first quarter of 2007.

The decline in industry production of manufactured homes accelerated in the second half of 2006 and continued into early 2007, with industry production down 38 percent for January and February 2007. A small portion of this decline was due to the lack of hurricane-related production compared to early 2006.

“Recent industry reports indicate manufactured housing lenders have experienced an increase in mortgage applications,” said David L. Webster, President and CEO of Drew’s Kinro subsidiary. “At this point it is unclear whether the increase in mortgage applications will turn into increased sales of manufactured homes. We therefore remain cautious until we see how consumer demand develops over the next few months.”

Exhibit 99.1

Drew reported sales of $44 million for its manufactured housing segment in the first quarter of 2007, a 26 percent decline from $59 million in sales reported in the comparable period in 2006. The 2006 first quarter included approximately $3 million of hurricane-related business.

“While the decline in sales by our manufactured housing segment was less than the 38 percent decline in industry-wide production of manufactured homes, the impact on segment operating profits was significant, as factory utilization rates continued to decline,” said Fred Zinn, Drew’s Executive VP and CFO. “As a result, the operating profit margin of this segment fell to 6.4 percent from the 10.0 percent achieved in the first quarter of 2006. We continue to work toward increasing profit margins in this segment by improving production efficiencies and controlling costs wherever feasible.”

Balance Sheet and Other Items
“Special items did not have a significant impact on first quarter results in either 2006 or 2007,” said Zinn. “We did record a net charge of approximately $600,000 in the first quarter of 2007 to reflect the estimated current market value of closed factories, but this was offset by a gain of nearly $700,000 resulting from collections on a previously reserved note receivable.

“Similarly, our results for the 2006 first quarter included an operating loss of about $800,000 at the Midwest specialty trailer operation we closed last September. However, this was largely offset by a gain of nearly $600,000 from collections on the same note receivable.”

A concerted effort by Drew’s operating management reduced inventories by more than $18 million to $84 million as of March 31, 2007, compared to inventories of $102 million as of the same date in 2006. Drew’s operating management continues to evaluate inventory needs to determine if further reductions are feasible.

Accounts receivable declined to $40 million as of March 31, 2007 from $46 million at the same date in 2006, because of a decline in sales in March 2007. Receivables remain current, with only 20 days sales outstanding at the end of the quarter.

Goodwill and other intangible assets increased $28 million due to the acquisitions of Happijac in June 2006, and Trailair and Equa-Flex in January 2007.

At June 30, 2006, after the acquisition of Happijac, Drew’s debt aggregated $99 million. At the end of the first quarter of 2007, debt, net of invested cash, declined to approximately $41 million.

Capital expenditures aggregated less than $3 million in the first quarter of 2007, compared to nearly $10 million in the 2006 first quarter. Capital expenditures are expected to be approximately $15 million in 2007, compared to more than $22 million in 2006 and $26 million in 2005.

Exhibit 99.1

Recent Developments
Drew reported its sales in April 2007 were running about 5 percent below last April, although April 2007 included an extra shipping day. Neither April 2007 nor April 2006 results included any significant hurricane-related business.

“April 2007, as would be expected, showed some modest signs of improvement in the RV industry primarily due to seasonality,” said Abrams. “On the manufactured housing side, one publicly-owned producer of manufactured homes recently announced their manufactured housing backlog had increased since February 2007, though it was still lower than last year.”

“Nevertheless, the near-term prospects of both industries are uncertain, and, accordingly, we remain cautious. Adding to our caution is the fact the Federal Emergency Management Agency has begun to resell some of the used RVs which previously housed victims of the 2005 Gulf Coast hurricanes.”

“The real driver in both industries is underlying consumer demand. The prime selling season for RVs and manufactured homes has just begun, and we will soon learn whether consumer demand has strengthened. However, we anticipate that our continued cost-cutting measures and market share growth will partially offset the slow-down in these industries, if it should continue,” said Abrams.

Conference Call
Drew will provide an online, real-time webcast and rebroadcast of its first quarter 2007 earnings conference call on the Company’s website, www.drewindustries.com on Tuesday, May 1, 2007 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 66173093. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, bed lifts, steps, electric stabilizer jacks, and suspension systems, as well as trailers for hauling equipment, boats, personal watercraft and snowmobiles, and chassis and windows for modular homes and offices. Currently, from 42 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Exhibit 99.1

Forward-Looking Statements
The press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues and income are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Forward-looking statements, therefore, should be considered in light of various important factors.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition by FEMA of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, the decline in the manufactured housing industry, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Three Months Ended March 31,		Last Twelve
(In thousands, except per share amounts)	2007	2006	Months

Net sales	$172,944	$208,461	$693,715
Cost of sales	133,772	164,760	544,168
Gross profit	39,172	43,701	149,547
Selling, general and administrative expenses	23,274	26,573	96,120
Other income	656	574	720
Operating profit	16,554	17,702	54,147
Interest expense, net	912	1,119	4,394
Income before income taxes	15,642	16,583	49,753
Provision for income taxes	6,053	6,378	19,346
Net income	$9,589	$10,205	$30,407

Net income per common share:
Basic	$.44	$.47	$1.40
Diluted	$.44	$.47	$1.39

Weighted average common shares outstanding:
Basic	21,781	21,567	21,673
Diluted	21,958	21,898	21,882

Depreciation and amortization	$4,465	$3,531	$16,603
Capital expenditures	$2,555	$9,674	$15,131

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2007	2006

Net sales
RV Segment	$129,132	$149,416
MH Segment	43,812	59,045
Total	$172,944	$208,461

Operating Profit
RV Segment	$15,866	$13,544
MH Segment	2,800	5,921
Total segment operating profit	18,666	19,465
Amortization of intangibles	(881)	(430)
Corporate and other	(1,887)	(1,907)
Other income	656	574
Operating profit	$16,554	$17,702

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	March 31,		December 31,
(In thousands, except ratios)	2007	2006	2006

Current assets
Cash and cash equivalents	$12,024	$9,174	$6,785
Accounts receivable, trade, less allowances	40,331	46,406	17,828
Inventories	83,882	102,245	83,076
Prepaid expenses and other current assets	9,688	9,977	13,351
Total current assets	145,925	167,802	121,040
Fixed assets, net	121,211	123,465	124,558
Goodwill	36,250	24,713	34,344
Other intangible assets	26,977	10,769	24,801
Other assets	6,573	6,724	6,533
Total assets	336,936	$333,473	$311,276

Current liabilities
Notes payable, including current maturities of
long-term indebtedness	$9,971	$10,948	$9,714
Accounts payable, accrued expenses and
other current liabilities	64,756	70,682	49,347
Total current liabilities	74,727	81,630	59,061
Long-term indebtedness	42,510	69,750	45,966
Other long-term obligations	3,654	2,444	1,361
Total liabilities	120,891	153,824	106,388
Total stockholders’ equity	216,045	179,649	204,888
Total liabilities and stockholders’ equity	$336,936	$333,473	$311,276

Current ratio	2.0	2.1	2.0
Total indebtedness to stockholders’ equity	0.2	0.4	0.3

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities:
Net income	$9,589	$10,205
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	4,465	3,531
Deferred taxes	(262)	1,050
Loss on disposal of fixed assets	684	246
Stock-based compensation expense	625	656
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(22,195)	(12,386)
Inventories		(200)
Prepaid expenses and other assets	901	1,182
Accounts payable, accrued expenses and other liabilities	17,926	6,023
Net cash flows provided by operating activities	11,533	9,519

Cash flows from investing activities:
Capital expenditures	(2,555)	(9,674)
Acquisition of businesses	(3,472)	(4,264)
Proceeds from sales of fixed assets	1,936	14
Other investments	(11)	-
Net cash flows used for investing activities	(4,102)	(13,924)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	22,613	61,425
Repayments under line of credit and other borrowings	(25,812)	(53,960)
Exercise of stock options	1,007	1,039
Other	-	(10)
Net cash flows (used for) provided by financing activities	(2,192)	8,494

Net increase in cash	5,239	4,089
Cash and cash equivalents at beginning of period	6,785	5,085
Cash and cash equivalents at end of period	$12,024	$9,174